Exhibit 10.1

                                                                 January 05 2007

Edward A. Blechschmidt
202 S. Radnor-Chester Road
Villanova,PA 19085


Dear Ed,

     This letter agreement confirms your employment as Acting Chief Executive Officer ("CEO") of Novelis Inc. effective as of January 02 2007. As Acting CEO, your employment with Novelis will be "at will" and, as such, may be terminated at any time, by either you or Novelis, with or without advance notice or cause.

     While you are Acting CEO, Novelis will continue its search for a permanent Chief Executive Officer.

     Beginning January 02 2007, and so long as you are Acting CEO:

          o Novelis will pay you (a) a base salary of $ 65,000 per month, payable in accordance with the Company's normal payroll cycle,
               (b) a short term incentive plan covering the term of the assignment with a 0 to 200% payout potential based off the monthly $ 65,000 base. example: 3 month term: 3 x (0 - 200% as approved by the Board) x $ 65,000, and (c) a discretionary Acting CEO completion bonus as recommended by the Human Resources Committee and approved by the Board.

               Sections (b) and (c) will be based on the evaluation of quarterly objectives as approved by the Board, payable at the end of the assignment, and all three sections will be subject to all applicable tax and other withholdings.

          o You will continue to receive separate compensation to which you would otherwise be entitled as a member of the Board;

          o Novelis will reimburse you for all reasonable business expenses incurred in accordance with its customary policies;

          o You will not be eligible to participate in the Company's employee benefit plans.

          o Due to the temporary status of your employment, you will not be entitled to any separation or severance-related pay following your termination of employment as Acting CEO.

     Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

                                         Sincerely,


                                         /s/ Clarence J. Chandran 1/16/07
                                         --------------------------------------
                                         Clarence J. Chandran
                                         Chair of the Human Resources Committee
                                         of the Board of Directors


Acceptance:  /s/ Ed Blechschmidt                1/5/07
Ed Blechschmidt                                 Date